EXHIBIT 99.2

Michigan Commerce Bancorp Limited
Board of Directors
Corporate Governance Principles

1. Introduction.  The Board of Directors (the “Board”) of Michigan Commerce Bancorp Limited (the “Company”) has adopted the following Corporate Governance Principles (the “Principles”) in order to inform the Company’s shareholders of the policies and procedures by which the Board is guided in its governance of the Company. They will be available to all shareholders, both electronically on the Company’s website and in print for any shareholder who requests a copy. The Principles have been drafted so as to be consistent with the Company’s Articles of Incorporation and Bylaws, as well as with the Corporate Governance Standards of The Nasdaq Stock Market (“Nasdaq”).

2. Director Qualifications.  The Board will have a majority of directors who meet the criteria for independence required by Nasdaq (each, an “Independent Director” and collectively, the “Independent Directors”).  The Independent Directors shall have regularly scheduled meetings (not less often than twice annually) at which only Independent Directors are present. The Governance Committee is responsible for reviewing with the Board the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment will include members’ qualifications as independent, as well as considerations of diversity, age, skills and experience in the context of the needs of the Board. Nominees for directorship will be selected by the Governance Committee in accordance with the policies and principles in its charter.

The Board will be comprised of [____] members. Although the Board believes a size of [____] directors is currently appropriate for the Company, it may periodically assess the size of the Board and make any adjustments as appropriate.

3. Directors’ Responsibilities.  The basic responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interests of the Company and its shareholders. In discharging that obligation, directors are entitled to rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors. The directors are also entitled to have the Company purchase reasonable directors’ and officers’ liability insurance on their behalf; to receive the benefits of indemnification to the fullest extent permitted by law and the Company’s Articles of Incorporation, Bylaws and any indemnification agreements; and to benefit from exculpation as provided by state law and the Company’s Articles of Incorporation.

Directors are expected to attend all Board meetings, the annual meeting of shareholders, and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Director attendance and meeting preparation will be a part of the evaluation process conducted by the Governance Committee. Information and data that are important to the

Board’s understanding of the business to be conducted at a Board or committee meeting should generally be distributed in writing to the directors before the meeting, and directors should review these materials in advance of the meeting.

The Board has no policy with respect to the separation of the offices of the Chairman and the Chief Executive Officer. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination when it elects a new chief executive officer.

4. Board Committees.  The Board will have at all times an Audit Committee, a Compensation Committee and a Governance Committee. All of the members of these Committees will be independent directors under the criteria established by Nasdaq. Members of the Audit Committee will meet the additional qualifications for service on that Committee specified by Nasdaq and mandated by the Sarbanes-Oxley Act of 2002. In addition to the foregoing Committees, the Board may have a Finance and Investment Committee, which may include management and non-management directors, but must be composed of a majority of non-management directors.  Committee members will be appointed by the Board upon recommendation of the Governance Committee, with consideration of the desires of individual directors.

Each Committee will have its own Charter. Each Committee Charter will set forth the purposes, goals and responsibilities of the Committee as well as qualifications for Committee membership, Committee structure and operations and Committee reporting to the Board. Each Charter will also provide that the Committee will annually evaluate its performance.

The Board and each Committee have the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.

5. Director Access to Officers and Employees.  It is the intention of both the Board and management that directors have full and free access to officers and employees of the Company. Inquiries to members of management by individual directors concerning matters within the purview of a Committee shall be made by the Chairman of that Committee on behalf of the director. Any other meetings or contacts that a director wishes to initiate with officers and employees of the Company shall be coordinated through the Chairperson of the Board. The directors and Chairmen will use their judgment to ensure that any contact is not disruptive to the business operations of the Company and will, to the extent not inappropriate, copy the Chief Executive Officer on any written communications between a director and an officer or employee of the Company.

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6. Director Compensation.  The form and amount of director compensation will be determined by the Board based on the recommendation of the Compensation Committee in accordance with the policies and principles set forth in its Charter, and the Compensation Committee will conduct a review of director compensation at least as frequently as once every two years. The Compensation Committee will consider that directors’ independence may be jeopardized if director compensation and perquisites exceed customary levels, if the Company makes substantial charitable contributions to organizations with which a director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated.

7. Director Orientation and Continuing Education.  Each new director must participate in the Company’s Orientation Program, which should be conducted within two months of the meeting at which he or she is elected. This orientation will include presentations by senior management to familiarize new directors with the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Business Conduct and Ethics, its principal officers, and its internal and independent auditors.

8. CEO Evaluation and Management Succession.  The Board will conduct an annual review of the Chief Executive Officer’s performance in order to ensure that the Chief Executive Officer is providing the best leadership for the Company in the long- and short-term. The Governance Committee will receive comments from all directors. The Compensation Committee will then annually evaluate and recommend for approval to the independent members of the Board of Directors the compensation levels and incentive targets and awards of the Chief Executive Officer. The results of this review will be communicated to the Chief Executive Officer directly by the Chairpersons of the Governance Committee and the Compensation Committee.

The Compensation Committee should conduct an annual review of succession planning. The entire Board will work with the Compensation Committee to nominate and evaluate potential successors to the Chief Executive Officer. The Chief Executive Officer should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

9. Annual Performance Evaluation.  The Board of Directors will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Governance Committee will receive comments from all directors and report annually to the Board with an assessment of the Board’s performance. This assessment will be focused on the full Board’s contribution to the Company and specifically focus on areas in which the Board or management believes that the Board could improve.

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